Exhibit 99.1

Glenn Murphy joins lululemon athletica Board of Directors
Vancouver, British Columbia – April 7, 2017 – lululemon athletica inc. (NASDAQ:LULU) today announces that Glenn Murphy, Founder and CEO of FIS Holdings, has been appointed to the company's Board of Directors as Co-Chairman, effective immediately. Michael Casey will be stepping down from the role of Co-Chairman, and remain a Director. Mr. Casey will also continue to Chair the Compensation Committee and will remain on the Audit Committee.
"I am grateful for Michael's valuable contributions as Co-Chairman and appreciate his continued commitment as part of the Board for the past 9 years," said David Mussafer, Co-Chairman of lululemon.
"I am delighted to welcome Glenn to the Board as Co-Chairman. An experienced industry executive with more than 25 years in retail, he brings an established track record as a strategic operator across major retail brands," commented David Mussafer.
Laurent Potdevin, CEO, lululemon, added: "Glenn is a seasoned executive with global expertise and I look forward to leveraging his strategic thinking, skills and deep industry knowledge."
As Head of FIS Holdings, Mr. Murphy is responsible for leading the high-impact consumer-focused investment firm deploying a combination of operating guidance and capital flexibility. Prior to founding FIS Holdings, he served as Chairman and CEO of The Gap, Inc. for seven years. Mr. Murphy has also successfully led diverse retail businesses and brands across grocery, pharma, health and beauty, books and lifestyle; having previously served as CEO of Shoppers Drug Mart Corporation, and CEO and President for the Retail Division of Chapters Inc. Mr. Murphy began his career at Loblaws where he spent 14 successful years. He is a graduate of the University of Western Ontario.
Since his return to Toronto, Mr. Murphy has been involved with Sunnybrook Hospital as well as coaching recent university graduates in their early career decisions.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
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